Exhibit 23.2
INDEPENDENT AUDITORS’ CONSENT
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-142337 of A.M. Castle & Co. on Form S-3 of our report dated November 6, 2006 related to the financial statements of Transtar Intermediate Holdings #2, Inc. as of and for the years ended December 31, 2005 and 2004 appearing in the Current Report on Form 8-K/A of A.M. Castle & Co. dated November 7, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
May 8, 2007